Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Ares Management Corporation

Ares Holdings L.P.*

Ares Management LLC*

Ares Investments Holdings LLC*

Ares Finance Co. LLC*

Ares Finance Co. II LLC*

Ares Finance Co. III LLC*

Ares Finance Co. IV LLC*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)
Fees to Be Paid	Debt	6.375% Senior Notes due 2028	457(r)	$500,000,000	100%	$500,000,000	0.00014760	$73,800
	Debt	Guarantees of 6.375% Senior Notes due 2028	Other	—	—	—	—	(2)
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$500,000,000		$73,800
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$73,800

*	Additional Registrant

(1)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Ares Management Corporation (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-270053), filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2023. This filing fee exhibit is in connection with a final prospectus supplement (the “prospectus supplement”) dated November 7, 2023, filed by the Company and Additional Registrants with the SEC pursuant to Rule 424(b) of the Securities Act.

(2)	The notes issued by the Company are fully and unconditionally guaranteed by the Additional Registrants. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.